Exhibit 5.1

March 31, 2021

Category Leader Partner Corporation 1

57 West 57th Street, 4th Floor

New York, New York 10019

Re: Initial Public Offering of Units of Category Leader Partner Corporation 1

Ladies and Gentlemen:

We have acted as special counsel to Category Leader Partner Corporation 1, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 23,000,000 units of the Company (collectively, the “Units”), with each Unit consisting of one share of Class A common stock of the Company, $0.0001 par value per share (the “Common Stock” and the shares of Common Stock to be included in the Units, the “Shares”), and one-half of one warrant of the Company (the “Warrants”), each whole warrant entitling the holder thereof to purchase one share of Common Stock. The Units, the Shares and the Warrants are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2021 (the “Registration Statement”). The terms “Units,” “Shares” and “Warrants” shall include any additional such securities registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Units, the Shares and the Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), the issue and sale of the Units will have been duly authorized by all necessary corporate action of the Company, and the Units will be validly issued, fully paid and nonassessable.

March 31, 2021

2. When the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

3. When the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth in numbered paragraph 3 is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) we express no opinion as to (a) any provision for liquidated damages, monetary penalties or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) proxies, powers and trusts, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (k) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants have been or will be duly authorized, executed and delivered by each of the parties thereto (other than the Company, which is the subject matter of our opinions hereinabove and not the subject matter of this assumption), (b) that the Warrants constitute or will constitute legally valid and binding obligations of each of the parties thereto (other than the Company, which is the subject matter of our opinions hereinabove and not the subject matter of this assumption), enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of

March 31, 2021

the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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